Exhibit 10.19

EVERGY, INC.
RESTRICTED STOCK UNIT AGREEMENT
(PERFORMANCE-BASED VESTING)
THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is entered into as of [DATE] (the “Grant Date”), by and between Evergy, Inc. (the “Company”) and [NAME] (the “Grantee”). All capitalized terms in this Agreement that are not defined herein shall have the meanings ascribed to such terms in the Company’s Long-Term Incentive Plan, as amended and restated from time to time (the “Plan”).
WHEREAS, Grantee is employed by the Company or one of its Subsidiaries and the Company desires to (i) encourage Grantee to acquire an interest in the growth and performance of the Company, (ii) provide Grantee with an incentive to enhance the value of the Company for the benefit of its customers and shareholders and (iii) encourage Grantee to remain in the employ of the Company as one of the key employees upon whom the Company’s success depends; and
WHEREAS, the Company wishes to grant to Grantee, and Grantee wishes to accept, an Award of Restricted Stock Units, pursuant to the terms and conditions of the Plan and this Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

1.
Restricted Stock Unit Award. The Company hereby grants to Grantee an Award of [Number] Restricted Stock Units (the “RSUs”). Each RSU represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan, the terms and conditions of which are incorporated herein by reference.

2.	Terms and Conditions. In addition to the terms and conditions in the Plan, this Award of RSUs is subject to the following terms and conditions:

a.
Grant of RSUs. The RSUs granted hereunder shall be credited to Grantee’s RSU Account as of the Grant Date. The RSU Account shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to Grantee’s RSU Account. All amounts credited to the RSU Account shall continue for all purposes to be part of the general assets of the Company.

b.
Vesting of RSUs. The RSUs will vest on the third anniversary of the Grant Date (the “Vesting Date”), provided that Grantee remains continuously employed by the Company or one of its Subsidiaries (except as provided in paragraph 2.c and 2.d of this Agreement) during the entire period that begins on the Grant Date and ends on the Vesting Date (the “Restricted Period”). The number of RSUs that vest on the Vesting Date will be determined in the manner described in Appendix A.

c.
Termination of Employment during the Restricted Period for Death or Disability. If Grantee experiences a termination of employment on account of Grantee’s death or Disability before the end of the Restricted Period, then as of the date of Grantee’s termination of employment, that number of RSUs (and Dividend Equivalents) which would have vested if the target level of goal achievement for the Restricted Period had been met shall vest.

d.
Termination of Employment during the Restricted Period for Retirement. If Grantee experiences a termination of employment on account of Grantee’s Retirement (as defined below) before the end of the Restricted Period, no immediate vesting shall occur at the time of Grantee’s Retirement but, following the end of the Restricted Period, a pro rata portion of the number of RSUs (and Dividend Equivalents) that would have vested if Grantee had not separated from service and based on the actual level of goal achievement during the Restricted Period shall vest.  Such pro rata portion shall be determined by multiplying (i) the number of RSUs that would have vested on the Vesting Date if Grantee had not experienced a termination of employment by (ii) a fraction, the numerator of which is the total number of days from the Grant Date to the Grantee’s Retirement, and the denominator of which is the total number of days between the Grant Date and the Vesting Date. For purposes of this Agreement, “Retirement” means Grantee’s separation from service after (i) attainment of the age of 60 and having 10 years of service with the Company or its Subsidiaries, and (ii) Grantee having provided a minimum of six-months’ advance notice to the Company of Grantee’s Retirement.

e.
Limits on Transfer of RSUs. Subject to any exceptions set forth in the Plan, during the Restricted Period and until such time as the RSUs are settled in accordance with the terms of this Agreement, neither the RSUs nor any rights relating thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSUs or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the RSUs will be immediately forfeited by Grantee and all of Grantee’s rights to the RSUs shall immediately terminate without any payment, settlement, or consideration by the Company.

f.
No Rights as a Shareholder until RSUs Settled. Grantee shall not have any rights of a shareholder with respect to the Shares underlying the RSUs unless and until the RSUs vest and are settled by the issuance of Shares.

g.
Dividend Equivalents. Each RSU that becomes vested pursuant to this Agreement includes the right to receive dividend equivalents in an amount equal to the amount of the cash dividends that Grantee would have received if Grantee owned that number Shares represented by the vested RSUs during the Restricted Period and before the RSUs were settled. These dividend equivalents, if any, shall be accrued and paid to Grantee in cash, less taxes, at the time the RSUs are settled in accordance with paragraph 2.h. below.  If, during the Restricted Period, the Company declares a stock dividend on Shares, then the Grantee may be eligible for additional Shares at the time the RSUs are settled in accordance with paragraph 2.h.

below (or earlier as determined by the Committee) based on the number of RSUs credited to the Grantee’s RSU Account in accordance with Section 16.H of the Plan.

h.
Settlement of RSUs. No later than 30 days after the earlier of (i) the Vesting Date or (ii) Grantee’s termination of employment due to death or Disability, the Company shall issue and deliver to Grantee, or in the event of Grantee’s death the beneficiary designated in writing by Grantee in accordance with instructions provided by the Company (or in the event Grantee has not designated a beneficiary, Grantee’s estate), a number of Shares equal to the aggregate number of vested RSUs (with any fractional Share underlying the vested RSUs on the settlement date being settled by delivering to Grantee a cash payment equal to the closing price of a Share on the trading date immediately preceding the Vesting Date or the date of Grantee’s termination of employment, as applicable, multiplied by the number of fractional vested RSUs) then credited to Grantee’s RSU Account. The Committee may, in its sole discretion, settle any vested RSUs by delivering to Grantee (or Grantee’s beneficiary or estate in the event of Grantee’s death) an amount of cash equal to the closing price of a Share on the trading date immediately preceding the Vesting Date or the date of Grantee’s termination of employment, as applicable, multiplied by the number of vested RSUs (and any fraction thereof) held by Grantee.

i.
Tax Withholding on RSU Settlement. No Shares will be delivered under this Agreement until either (i) Grantee has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws or (ii) Grantee and the Company have made satisfactory provision for the payment of such taxes. Unless otherwise not permitted by the Committee (which may disallow Share withholding at any time) or contrary to an election Grantee submitted to the Company in accordance with established Company policy, the Company shall first withhold such taxes from the Shares (valued at their Fair Market Value) otherwise eligible to be delivered under this Award, if any.

j.
280G Best Net. Notwithstanding anything in this Agreement to the contrary, in the event that (A) there is a Change in Control, and (B) the receipt of all payments, distributions or benefits (including, without limitation, accelerated vesting of the RSUs) by the Company in the nature of compensation to or for Grantee’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Grantee to the excise tax under Section 4999 of the Code by virtue of Section 280G of the Code, the Company shall reduce the number of RSUs which become vested on account of the Change in Control if such reduction would result in Grantee having a greater net after-tax Payment than if such RSUs were not reduced and the Payment, or any portion thereof, is subjected to the excise tax under Section 4999 of the Code.

k.
Clawback. The Company will, to the full extent permitted by law, have the discretion based on the particular facts and circumstances to require that the Grantee reimburse the Company for all or any portion of any Awards if and to the extent the Awards reflected the achievement of financial results that were subsequently the subject of a restatement, or the achievement of other objectives that were subsequently found to be inaccurately measured, and a lower Award would have occurred based upon the restated financial results or accurately measured objectives. The Company may, in its discretion, (i) seek repayment from the Grantee; (ii) reduce the amount that would otherwise be payable to the Grantee under current or future Awards; (iii) withhold future equity grants or salary increases; (iv) pursue other available legal remedies or (v) any combination of these actions. The Company may take such actions against any Grantee, whether or not such Grantee engaged in any misconduct or was otherwise at fault with respect to such restatement or inaccurate measurement.

3.
Amendment. This Agreement may be amended only in the manner provided by the Company evidencing both parties’ agreement to the amendment. This Agreement may also be amended, without prior notice to Grantee and without Grantee’s consent before any Change in Control by the Committee if the Committee in good faith determines the amendment does not materially adversely affect any of Grantee’s rights under this Agreement.

4.
Entire Agreement. This Agreement contains the entire agreement between Grantee and the Company with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties relating thereto.

[Signature Page Follows]

EVERGY, INC.

By: _____________________________	By: _____________________________
[GRANTEE]

Date: ___________________________

APPENDIX A
January 1, 2020 - December 31, 2022 Performance Criteria

Objectives	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)
Relative Total Shareholder Return (TSR) versus EEI Index[1] (Interpolation application)	30th Percentile	50th Percentile	70th Percentile	90th Percentile
1 TSR is compared to total shareholder return of the companies included in the Edison Electric Institute (EEI) index of electric companies during the three-year measurement period; provided, however, a company in the EEI index that discloses in a filing made with the Securities and Exchange Commission that the company has entered into a definitive agreement to be acquired or merge with another company will be removed from the calculation effective as of the date of the announcement.
TSR shall be determined by the following formula:

Total Shareholder Return =	Ending Stock Price minus Beginning Stock Price plus Dividends Paid, divided by Beginning Stock Price.
Beginning Stock Price shall mean the average closing price on the applicable stock exchange of one share of stock during the most recent December prior to the Grant Date.
Ending Stock Price shall mean the average closing price on the applicable stock exchange of one share of stock during the most recent December prior to the Vesting Date.
Dividends Paid shall mean the sum of all dividends paid, based on the ex-dividend date, on one share of stock during the performance period.
At the end of the performance period, the Company will assess its TSR relative to all other companies remaining in the EEI index. If at least the Threshold Percentile noted above is achieved, depending on the Company’s percentile rank and subject to the terms of the Agreement, the Grantee will receive the applicable percentage of the RSUs. If at least the Threshold Percentile noted above is achieved, interpolation will be used to determine payouts if percentile rank of relative TSR falls between the percentile ranks shown.
Cap on Negative TSR: If actual TSR performance is negative, payout is capped at Target (100%).